                                  EXHIBIT 99.12

The information contained herein is furnished to you solely by Greenwich Capital Markets, Inc. (the "Underwriter") (and not by the issuer of the securities or any of its affiliates) to assist you in making a preliminary analysis of the securities referenced herein. This information is not an offer to sell securities or a solicitation of an offer to buy securities in any state where such offer or sale is prohibited. The Underwriter is acting in its capacity as underwriter and not as agent for the issuer of its affiliates in connection with the proposed transaction.

The information contained herein is preliminary and subject to completion and change, and supersedes all information relating to the subject securities that has been made available to you previously. You are urged to read the related final base prospectus and prospectus supplement and other relevant documents filed or to be filed with the Securities and Exchange Commission because they contain important information affecting the subject securities that is not contained herein. You are urged to conduct such investigation as you deem necessary and consult your own legal, tax, financial and accounting advisors in order to make an independent determination of the suitability, risks and consequences of an investment in such securities.

Certain of the information contained herein may be based upon numerous assumptions (which assumptions may not be specifically identified in the information), and changed in such assumptions may dramatically affect information such as the weighted average lives, yields, principal payment periods, etc. The Underwriter does not make any representation regarding the likelihood that any of such assumptions will coincide with actual market conditions or events. The information should not be construed as either projections or predictions or as legal, tax, financial or accounting advice.

The Underwriter and its affiliates may, from time to time, have long or short positions in, and buy and sell, the securities mentioned herein or similar securities, and perform investment banking services for any company mentioned herein.

Z_POHE05D_MKT - STACK PRICE/YIELD

Merganser  M1 Stress Analysis

Settle                      11/30/2005
First Payment               12/25/2005


                                            M1               M1
                WAL for Princ Pmts         16.47           12.72
               Principal Writedown         0.05%           0.04%
Total Collat Loss (Collat Maturity)       30.37%          25.81%
                         LIBOR_1MO           Fwd             Fwd
                         LIBOR_6MO           Fwd             Fwd
                            Prepay        10 CPR          15 CPR

                           Default      8.63 CDR         9.6 CDR
                     Loss Severity           70%             70%
                 Servicer Advances          100%            100%
                   Liquidation Lag            12              12
                            Delinq          100%            100%
               Optional Redemption      Call (N)        Call (N)

Can u run the following b/e's for Merganser on the M1 bond?

70% loss severity @ 10 & 15 CPR? Thanks...